Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

January 3, 2018
CONTACT: Steven S. Sintros, President & CEO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2018

Wilmington, MA (January 3, 2018) -- UniFirst Corporation (NYSE: UNF) today announced results for its first quarter which ended November 25, 2017. Revenues for the quarter were $415.8 million, up 7.7% from $386.1 million in the same year ago period. Net income in the quarter was $34.2 million ($1.67 per diluted share), compared to net income of $28.2 million ($1.38 per diluted share) in the first quarter of fiscal 2017.

During our first quarter of fiscal 2018 we adopted Accounting Standards Update 2016-09 (ASU 2016-09), Improvements to Employee Share-Based Payment Accounting. Under ASU 2016-09, excess tax benefits and deficiencies associated with employee share-based payments are no longer recognized as additional paid-in capital on the balance sheet but instead recognized directly to income tax expense or benefit in the income statement in the reporting period in which they occur. The net benefit in our first quarter to fully diluted earnings per share from the adoption of ASU 2016-09 was $0.07. The full year 2018 outlook provided by the Company in its October 2017 earnings release did not include any expected benefit from this change in accounting.

Steven S. Sintros, UniFirst President and Chief Executive Officer said, “We are pleased with the overall results of our first quarter. With our Core Laundry Operations leading the way, all of our operating segments contributed to the positive top and bottom line results.”

Our Core Laundry Operations produced first quarter revenues of $373.8 million, up 6.2% from those in the first quarter of the prior year. Adjusting for the estimated effect of acquisitions, primarily from the September 2016 purchase of Arrow Uniform, as well as a stronger Canadian dollar, Core Laundry revenues grew 4.5%. Core Laundry operating income was $46.4 million during the quarter, a 6.1% increase from the first quarter of the prior year. The Core Laundry operating margin in the first quarter of 2018 was 12.4%, consistent with the same period a year ago. The operating margin comparison was positively impacted by lower merchandise costs as a percentage of revenues as well as lower stock compensation expense compared to the first quarter a year ago. These positive comparisons were offset by higher costs related to healthcare claims, service and administrative payroll and legal and environmental contingencies.

Revenues in the first quarter of fiscal 2018 for our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $28.4 million, up 27.2% in the quarter compared to the same period a year ago. Operating income was $4.5 million compared to $1.2 million in the prior year first quarter. The year to year improvement was primarily due to increased outages and project-based activity in the US and Canada as well as gains from this segment's European operations. This segment’s results can vary significantly due to seasonality and the timing of reactor outages and projects.

Our first quarter profit comparison to the prior period also benefited from Other Income which was $0.8 million higher than the same quarter a year ago, primarily the result of higher interest income.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. Cash, cash equivalents and short-term investments increased $24.3 million to $374.0 million at the end of the first quarter of fiscal 2018.

Outlook
Mr. Sintros continued, “At this time, we expect that our fiscal 2018 revenues will be between $1.630 billion and $1.650 billion and full year diluted earnings per share will be between $5.10 and $5.30. This outlook includes the $0.07 per share impact of the adoption of ASU 2016-9 in our first quarter. Our outlook does not include any further tax benefits related to the adoption of this ASU for the remainder of the fiscal year. In addition, while we expect our future results to substantially benefit from the recent U.S. tax reform, our earnings per share guidance also does not reflect this impact as our analysis is preliminary.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 250 service locations, over 300,000 customer locations, and 14,000 employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements
This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the performance and success of our new Chief Executive Officer, our ability to efficiently design, construct, and implement a new customer relationship management (“CRM”) computer system, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, the anticipated impact of recent U.S. tax reform on our business, results of operations and financial condition, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 26, 2017 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended November 25, 2017	Thirteen weeks ended November 26, 2016

Revenues	$415,778	$386,108

Operating expenses:
Cost of revenues (1)	253,650	238,765
Selling and administrative expenses (1)	87,510	79,446
Depreciation and amortization	22,707	22,140
Total operating expenses	363,867	340,351

Income from operations	51,911	45,757

Other (income) expense:
Interest income, net	(1,276)	(801)
Other expense, net	154	494
Total other income, net	(1,122)	(307)

Income before income taxes	53,033	46,064
Provision for income taxes	18,827	17,850

Net income	$34,206	$28,214

Income per share – Basic:
Common Stock	$1.77	$1.46
Class B Common Stock	$1.42	$1.17

Income per share – Diluted:
Common Stock	$1.67	$1.38

Income allocated to – Basic:
Common Stock	$27,384	$22,342
Class B Common Stock	$6,822	$5,668

Income allocated to – Diluted:
Common Stock	$34,206	$28,020

Weighted average number of shares outstanding – Basic:
Common Stock	15,462	15,285
Class B Common Stock	4,816	4,847

Weighted average number of shares outstanding – Diluted:
Common Stock	20,434	20,249

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	November 25, 2017	August 26, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$374,036	$349,752
Receivables, net	200,148	187,174
Inventories	81,972	79,068
Rental merchandise in service	151,354	151,340
Prepaid taxes	12,969	29,968
Prepaid expenses and other current assets	22,241	16,924

Total current assets	842,720	814,226

Property, plant and equipment, net	524,130	525,115
Goodwill	377,104	376,110
Customer contracts and other intangible assets, net	69,456	71,744
Deferred income taxes	407	394
Other assets	31,013	31,539

	$1,844,830	$1,819,128

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$63,901	$64,691
Accrued liabilities	104,099	112,236
Accrued taxes	—	921

Total current liabilities	168,000	177,848

Long-term liabilities:
Accrued liabilities	107,481	106,736
Accrued and deferred income taxes	83,741	81,352

Total long-term liabilities	191,222	188,088

Shareholders’ equity:
Common Stock	1,547	1,545
Class B Common Stock	482	482
Capital surplus	87,844	86,245
Retained earnings	1,419,180	1,386,438
Accumulated other comprehensive loss	(23,445)	(21,518)

Total shareholders’ equity	1,485,608	1,453,192

	$1,844,830	$1,819,128

UniFirst Corporation and Subsidiaries
Detail of Operating Results
(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended November 25, 2017	Thirteen weeks ended November 26, 2016	Dollar Change	Percent Change

Core Laundry Operations	$373,796	$351,843	$21,953	6.2%
Specialty Garments	28,427	22,356	6,071	27.2%
First Aid	13,555	11,909	1,646	13.8%
Consolidated total	$415,778	$386,108	$29,670	7.7%

Income from Operations

(In thousands, except percentages)	Thirteen weeks ended November 25, 2017	Thirteen weeks ended November 26, 2016	Dollar Change	Percent Change

Core Laundry Operations	$46,358	$43,673	$2,685	6.1%
Specialty Garments	4,477	1,151	3,326	289.1%
First Aid	1,076	933	143	15.3%
Consolidated total	$51,911	$45,757	$6,154	13.4%

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Thirteen weeks ended November 25, 2017	Thirteen weeks ended November 26, 2016
Cash flows from operating activities:
Net income	$34,206	$28,214
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	19,540	18,500
Amortization of intangible assets	3,167	3,640
Amortization of deferred financing costs	28	28
Share-based compensation	1,114	2,015
Accretion on environmental contingencies	173	150
Accretion on asset retirement obligations	240	205
Deferred income taxes	2,031	(746)
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(12,879)	(13,112)
Inventories	(2,882)	7,526
Rental merchandise in service	(82)	152
Prepaid expenses and other current assets and Other assets	(4,901)	9,288
Accounts payable	(1,092)	(1,113)
Accrued liabilities	(7,456)	(8,837)
Prepaid and accrued income taxes	16,420	17,589
Net cash provided by operating activities	47,627	63,499

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(2,671)	(120,391)
Capital expenditures	(19,033)	(18,233)
Other	318	281
Net cash used in investing activities	(21,386)	(138,343)

Cash flows from financing activities:
Proceeds from exercise of share-based awards, including excess tax benefits	267	929
Taxes withheld and paid related to net share settlement of equity awards	(522)	(566)
Payment of cash dividends	(726)	(724)
Net cash used in financing activities	(981)	(361)

Effect of exchange rate changes	(976)	(2,471)

Net increase (decrease) in cash, cash equivalents and short-term investments	24,284	(77,676)
Cash, cash equivalents and short-term investments at beginning of period	349,752	363,795

Cash, cash equivalents and short-term investments at end of period	$374,036	$286,119